                                                                Exhibit 12

                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                                   Nine Months Ended
                                                                     September 30,                   Years Ended December 31,
                                                           -------------------------------   --------------------------------------
                                                            Pro forma                        Pro forma
                                                              1998         1998      1997      1997       1997     1996      1995
                                                           ----------   ---------   ------   ---------   ------   ------   --------
                                                                                          (In Thousands)
EARNINGS
  Earnings (loss) before minority interest, income
    taxes, and extraordinary item                          ($146,584)   (146,584)    5,806      6,490     6,490    6,571   (18,003)
  Add fixed charges (excluding portion capitalized)           32,235      29,380    16,537     26,592    22,786   24,419    26,499
                                                           ----------   ---------   ------     ------    ------   ------   --------
                                                           ----------   ---------   ------     ------    ------   ------   --------
  Earnings (loss) available for fixed charges              ($114,349)   (117,204)   22,343     33,082    29,276   30,990     8,496
                                                           ----------   ---------   ------     ------    ------   ------   --------
                                                           ----------   ---------   ------     ------    ------   ------   --------

FIXED CHARGES
  Interest cost and amortization of debt discount            $31,284      28,429    15,652     25,209    21,403   23,307    25,323
  Portion of rental cost equivalent to interest
    (estimated to be one-third of rental cost)                 1,240       1,240     1,910      1,756     1,756    1,462     1,500
                                                           ----------   ---------   ------     ------    ------   ------   --------
                                                           ----------   ---------   ------     ------    ------   ------   --------
  Total fixed charges                                        $32,524      29,669    17,562     26,965    23,159   24,769    26,823
                                                           ----------   ---------   ------     ------    ------   ------   --------
                                                           ----------   ---------   ------     ------    ------   ------   --------

Ratio of earnings to fixed charges                                (1)         (1)      1.3        1.2       1.3      1.3        (1)
                                                           ----------   ---------   ------     ------    ------   ------   --------
                                                           ----------   ---------   ------     ------    ------   ------   --------

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(1)  The pro forma earnings for the nine months ended September 30, 1998, the historical earnings for the nine months ended September 30, 1998 and the year ended December 31, 1995 were inadequate to cover fixed charges. The coverage deficiencies were $81,826,000, $87,535,000 and $18,327,000, respectively.